Appendix III

COMPENSATION COMMITTEE CHARTER

The Board of Directors (the “Board”) of GSE Systems, Inc., a Delaware corporation (the “Company”), approves and adopts the following Compensation Committee Charter to specify the composition, roles and responsibilities of the following Compensation Committee used in this Charter, (i) “Company” includes the Company and its subsidiaries unless the context otherwise requires, (ii) “AMEX” means the American Stock Exchange, and (iii) “SEC” means the Securities and Exchange Commission.

Purpose

The primary purpose of the Compensation Committee is: (a) to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers, (b) establish and review the overall compensation philosophy of the Company; and (c) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

Composition

The Compensation Committee shall consist of at least two directors, each of whom shall satisfy the applicable independence requirements of AMEX and any other regulatory requirements.

Compensation Committee members shall be elected annually by the Board at the first Board meeting after the annual meeting of stockholders. The Compensation Committee shall be comprised of at least two directors who qualify as independent directors under the listing standards of AMEX and any other applicable regulatory requirements. The Compensation Committee’s chairperson shall be designated by the Board, or if it does not do so, the Compensation Committee members shall elect a chairperson be vote of a majority of the members of the Compensation Committee.

Vacancies on the Compensation Committee shall be filled be a majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Compensation Committee shall be removed except by majority vote of the independent directors of the Board. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

Goals and Responsibilities

The Compensation Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following Responsibilities:

a. review the performance of senior officers of the Company, and review and recommend to the Board their compensation;

b. review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Office, evaluate the Chief Executive Officer’s performance in light of these goals and objectives; and recommend to the Board the Chief Executive Officer’s compensation based on this evaluation;

c. make recommendations to the Board with respect to incentive- compensation plans and equity-based plans, and establish criteria for the granting of options to the Company’s officers, directors, employees and outside advisors who are eligible under the those plans, and review and approve the granting of options in accordance with such criteria;

d. produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

e. establish and periodically review policies for the administration of executive compensation programs, review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated, and review new executive compensation programs;

f. establish and periodically review management benefits and perquisites, including retirement and termination benefits;

g. review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to Board with equity ownership in the Company encouraged;

h. provide periodic reports on the Committee’s activities to the Board and circulate Committee minutes of meetings to all directors;

i. annually review and reassess the adequacy of this Compensation Committee Charter and recommend any proposed changes to the Board for approval; and

j. perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deem appropriate.

Committee Resources

The Compensation Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors. The Committee shall have sole authority to retain and terminate any compensation consult to be used to evaluate director, CEO or senior officer compensation, including sole authority to approve the consulting firm’s fees and other retention terms.

Disclosure of Charter

This Charter will be made available on the Company’s Website at www.gses.com.